Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholder

CSC Holdings, Inc.:

We consent to the incorporation by reference in the registration statement (Number 333-71965) on Form S-3 and in the registration statements (Nos. 33-19409, 33-36282, 333-41349, and 333-79485) filed on Forms S-8 of CSC Holdings, Inc. of our reports dated March 1, 2006, with respect to the consolidated balance sheets of CSC Holdings, Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholder’s deficiency and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2005, the related financial statement schedule for each of the years in the three-year period ended December 31, 2005, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 combined annual report on Form 10-K of CSC Holdings, Inc. and Cablevision Systems Corporation.

Our report dated March 1, 2006 refers to the adoption of the provisions of Statement of Financial Accounting Standards No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, in the year ended December 31, 2003.

/s/ KPMG LLP

Melville, New York

March 1, 2006